Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the combined business of Grosvenor Capital Management Holdings, LLLP (“GCMH”), its subsidiaries, and GCM, L.L.C. (“GCM LLC” and, together with GCMH and GCMH’s subsidiaries, “GCM Grosvenor”) prior to the closing of the business combination. Capitalized terms used but not defined herein have the meanings ascribed thereto in the final prospectus and definitive proxy statement, dated October 14, 2020 and filed by GCM Grosvenor Inc. with the Securities and Exchange Commission.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this filing, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are an independent, open-architecture alternative asset management solutions provider with scale across major alternative strategies. We collaborate with our clients to construct investment portfolios across multiple investment strategies in the public and private markets, customized to meet their specific objectives. We also offer specialized commingled funds which span the alternatives investing universe that are developed to meet broad market demands for strategies and risk-return objectives.

We operate at scale across the range of private markets and absolute return strategies. Private markets and absolute return strategies are primarily defined by the liquidity of the underlying securities purchased, the length of the client commitment, and the form and timing of incentive compensation. For private markets strategies, clients generally commit to invest over a three-year time period and have an expected duration of seven years or more. In private markets strategies incentive compensation is typically based on realized gains on liquidation of the investment. For absolute return strategies, the securities tend to be more liquid, clients have the ability to redeem assets more regularly, and incentive compensation can be earned on an annual basis. We offer the following private markets and absolute return investment strategies:

●	Private Equity

●	Infrastructure

●	Real Estate

●	Alternative Credit

●	Absolute Return Strategies

Our clients are principally large, sophisticated, global institutional investors who rely on our investment expertise and differentiated investment access to navigate the increasingly complex alternatives market. As one of the pioneers of the customized separate account format, we are equipped to provide investment services to institutional clients of all sizes and with different needs, internal resources and investment objectives.

We completed the acquisition of Customized Fund Investment Group (“CFIG” and, following such acquisition, “GCM CFIG”), a leading global private equity, infrastructure and real estate investment management business, from Credit Suisse Group AG (“CSG”). As a result, GCM CFIG was assigned certain acquired investment management and service agreements relating to the CFIG business and GCMH obtained the right to receive carried interest in respect of the GCM CFIG-advised GCM Funds.

Subsequent to the acquisition, CSG sold the vast majority of its retained interests in respect of the GCM-CFIG-advised GCM Funds to a new GCM Fund in which certain of our clients invest, which we continue to reflect within noncontrolling interest.

More recently, in March 2020, we transferred certain indirect partnership interests related to historical investment funds managed by us in a transaction we refer to as the “Mosaic Transaction.” The transferred interests represent the right to 80-90% of our share of the carried interest generated by funds raised prior to December 31, 2019 and certain funded general partner interests, which at the time of the Mosaic Transaction had a book value of $58.0 million, and to-be-funded general partner interests. In exchange for such interests, we received $125.4 million in cash, which we used primarily to pay down outstanding debt, and Mosaic received $48.0 million of incremental cash from the third-party investor to prefund future fund investment obligations of Mosaic, which were previously our obligations. GCMH has the option to purchase the interest in Mosaic held by the third-party investor (or the underlying assets), at a purchase price equal to the greater of (x) 130% of amounts contributed to Mosaic by the third-party investor and (y) a 12% pre-tax internal rate of return on amounts contributed to Mosaic by the third-party investor. For additional information about the Mosaic Transaction, see “—Mosaic Transaction” below.

On November 17, 2020, we consummated the transactions contemplated by the Transaction Agreement, as described in the Current Report on Form 8-K to which this Exhibit 99.2 is attached.

Trends Affecting Our Business

As a global alternative asset manager, our results of operations are impacted by a variety of factors, including conditions in the global financial markets and economic and political environments, particularly in the United States, Europe, Asia-Pacific, Latin America and the Middle East. In a low-interest rate environment and as public equities are not able to achieve expected returns, there is increased investor demand for alternative investments to achieve higher yields. The opportunities in private markets continue to expand as firms raise new funds and launch new vehicles and products to access private markets across the globe.

In addition to the trends discussed above, we believe the following factors, among others, will influence our future performance and results of operations:

Our ability to retain existing investors and attract new investors.

Our ability to retain existing assets under management and attract new investors in our funds is partially dependent on the extent to which investors continue to favorably see the alternative asset management industry relative to traditional publicly listed equity and debt securities. A decline in the pace or the size of our fundraising efforts or investments as a result of increased competition in the private markets investing environment or a shift toward public markets may impact our revenues, which are generated from management fees and incentive fees.

Our ability to expand our business through new lines of business and geographic markets.

Our ability to grow our revenue base is partially dependent upon our ability to offer additional products and services by entering into new lines of business and by entering into, or expanding our presence in, new geographic markets. Entry into certain lines of business or geographic markets or the introduction of new types of products or services may subject us to the evolving macroeconomic and regulatory environment of the various countries where we operate or in which we invest.

Our ability to realize investments.

Challenging market and economic conditions may adversely affect our ability to exit and realize value from our investments and we may not be able to find suitable investments in which to effectively deploy capital. During periods of adverse economic conditions, such as the current COVID-19 pandemic addressed further below, our funds may have difficulty accessing financial markets, which could make it more difficult to obtain funding for additional investments and impact our ability to successfully exit positions in a timely manner. A general market downturn, or a specific market dislocation, may result in lower investment returns for our funds, which would adversely affect our revenues.

Our ability to identify suitable investment opportunities for our clients.

Our success largely depends on the identification and availability of suitable investment opportunities for our clients, and, in particular, the success of underlying funds in which our funds invest. The availability of investment opportunities is subject to certain factors outside of our control and the control of the investment managers with which we invest for our funds. Although there can be no assurance that we will be able to secure the opportunity to invest on behalf of our clients in all or a substantial portion of the investments we select, or that the size of the investment opportunities available to us will be as large as we would desire, we seek to maintain excellent relationships with investment managers of investment funds, including those in which we have previously made investments for our clients and those in which we may in the future invest, as well as sponsors of investments that might provide co-investment opportunities in portfolio companies alongside the sponsoring fund manager. Our ability to identify attractive investments and execute on those investments is dependent on a number of factors, including the general macroeconomic environment, valuation, transaction size, and expected duration of such investment opportunity.

Our ability to generate strong returns.

The ability to attract and retain clients is partially dependent on returns we are able to deliver versus our peers. The capital we are able to attract drives the growth of our assets under management and the management and incentive fees we earn. Similarly, in order to maintain our desired fee structure in a competitive environment, we must be able to continue to provide clients with investment returns and service that incentivize our investors to pay our desired fee rates.

Our ability to comply with increasing and evolving regulatory requirements.

The complex and evolving regulatory and tax environment may have an adverse effect on our business and subject us to additional expenses or capital requirements, as well as restrictions on our business operations.

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets, which in turn has impacted our business. Given the amount of uncertainty currently regarding the scope and duration of the COVID-19 pandemic, we are unable to predict the precise impact the COVID-19 pandemic will have on our business, financial condition and results of operations. However, we may be exposed to certain negative impacts from the pandemic; for example:

●	Restrictions on travel and public gatherings as well as stay-at-home orders in the United States and abroad have resulted in most of our client and prospect meetings not currently taking place in person, and the vast majority of our employees are working from home. As a consequence, we are conducting client and prospective client dialogue remotely, which may in certain cases impact our ability to market our funds and raise new business, which may result in lower or delayed revenue growth, and it has become more difficult to conduct due diligence on investments.

●	The pandemic may result in a slowdown of our fundraising activity. A slowdown in fundraising activity has in the past resulted in delayed or decreased management fees and could result in delayed or decreased management fees in the future compared to prior periods.

●	In light of uncertainty in public equity markets and other components of their investment portfolios, investors may become restricted by their asset allocation policies to invest in new or successor funds that we provide, or may be prohibited by new laws or regulations from funding existing commitments.

●	Our liquidity and cash flows may be adversely impacted by declines or delays in realized incentive fees and management fee revenues.

●	Our funds invest in industries that have been materially impacted by the COVID-19 pandemic, including healthcare, travel, entertainment, hospitality and retail, which in turn has impacted and may continue to impact the value of our investments.

We believe COVID-19’s adverse impact on our business, financial condition and results of operations will be significantly driven by a number of factors that we are unable to predict or control, including, for example: the severity and duration of the pandemic, including the timing of availability of a treatment or vaccine for COVID-19; the pandemic’s impact on the U.S. and global economies; the timing, scope and effectiveness of additional governmental responses to the pandemic; the timing and path of economic recovery; and the negative impact on our clients, counterparties, vendors and other business partners that may indirectly adversely affect us.

Operating Segments

We have determined that we operate in a single operating and reportable segment, consistent with how our chief operating decision maker allocates resources and assesses performance.

Components of Results of Operations

Revenues

On January 1, 2019, we adopted Accounting Standard Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method and applied the guidance only to contracts that were not completed as of that date. As a result, prior period amounts continue to be reported under legacy GAAP. The adoption did not change the historical pattern of recognizing revenue for management fees, administrative fees or incentive fees, except for classification changes. Prior to the adoption of ASC 606, we deferred the recognition of revenue for all realized carried interest subject to clawback until the earlier of the termination of the related fund or the point at which repayment of any of the distributed carried interest could no longer occur. Under ASC 606, realized carried interest is considered variable consideration and is therefore constrained and not recognized until it is probable that a significant reversal will not occur. We have defined the portion to be deferred as the amount of carried interest, typically net of tax, that we would be required to return if there were no remaining investments at the assessment date.

Contracts which earn us management fees and incentive fees are evaluated as contracts with customers under ASC 606 for the services further described below. Under ASC 606, we are required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) we satisfy our performance obligation.

Management Fees

Management Fees

We earn management fees from providing investment management services to specialized funds and customized separate account clients. Specialized funds are generally structured as partnerships or companies having multiple investors. Customized separate account clients may be structured using an affiliate-managed entity or may involve an investment management agreement between us and a single client. Certain separate account clients may have us manage assets both with full discretion over investments decisions as well as without discretion over investment decisions and may also receive access to various other advisory services the firm may provide.

Certain of our management fees, typically associated with our private markets strategies, are based on client commitments to those funds during an initial commitment or investment period. During this period fees may be charged on total commitments, on invested capital (capital committed to underlying investments) or on a ratable ramp-in of total commitments, which is meant to mirror typical invested capital pacing. Following the expiration or termination of such period, certain fees continue to be based on client commitments while others are based on invested assets or based on invested capital and unfunded deal commitments less returned capital or based on a fixed ramp down schedule.

Certain of our management fees, typically associated with absolute return strategies, are based on the NAV of those funds. Such GCM Funds either have a set fee for the entire fund or a fee scale through which clients with larger commitments pay a lower fee.

Management fees are determined quarterly and are more commonly billed in advance based on the management fee rate applied to the management fee base at the end of the preceding quarterly period as defined in the respective contractual agreements.

We provided investment management/advisory services on assets of $58.6 billion as of September 30, 2020.

Fund expense reimbursement revenue

We incur certain costs, primarily related to accounting, client reporting, investment-decision making and treasury-related expenditures, for which we receive reimbursement from the GCM Funds in connection with its performance obligations to provide investment management services. We concluded we control the services provided and resources used before they are transferred to the customer and therefore act as a principal. Accordingly, the reimbursement for these costs incurred by us are presented on a gross basis within management fees. Expense reimbursements are recognized at a point in time, in the periods during which the related expenses are incurred and the reimbursements are contractually earned.

Incentive Fees

Incentive fees are based on the results of our funds, in the form of performance fees and carried interest income, which together comprise Incentive fees.

Carried Interest

Carried interest is a performance-based capital allocation from a fund’s limited partners earned by us in certain GCM Funds, more commonly in private markets strategies. Carried interest is typically calculated as a percentage of the profits calculated in accordance with the terms of fund agreements, certain fees and a preferred return to the fund’s limited partners. Carried interest is ultimately realized when underlying investments distribute proceeds or are sold and therefore carried interest is highly susceptible to market factors, judgments, and actions of third parties that are outside of our control.

Agreements generally include a clawback provision that, if triggered, would require us to return up to the cumulative amount of carried interest distributed, typically net of tax, upon liquidation of those funds, if the aggregate amount paid as carried interest exceeds the amount actually due based upon the aggregate performance of each fund. We have defined the portion to be deferred as the amount of carried interest, typically net of tax, that we would be required to return if all remaining investments had no value as of the end of each reporting period. Prior to the adoption of ASC 606, we did not recognize realized carry received as carried interest revenue until the earlier of the termination of the related fund or the point at which clawback of any historic carried interest distributions could no longer occur.

The portion of assets under management that are subject to carried interest was approximately $24.9 billion as of September 30, 2020.

Performance Fees

We may receive performance fees compensation from certain GCM Funds, more commonly in funds associated with absolute return strategies. Performance fees are typically a fixed percentage of investment gains, subject to loss carryforward provisions that require the recapture of any previous losses before any performance fees can be earned in the current period. Performance fees may or may not be subject to a hurdle or a preferred return, which requires that clients earn a specified minimum return before a performance fee can be assessed. These performance fees are determined based upon investment performance at the end of a specified measurement period, generally the end of the calendar year.

Investment returns are highly susceptible to market factors, judgments, and actions of third parties that are outside of our control. Accordingly, performance fees are considered variable consideration and are therefore constrained and not recognized until it is probable that a significant reversal will not occur. In the event a client redeems from one of the GCM Funds prior to the end of a measurement period, any accrued performance fee is ordinarily due and payable by such redeeming client as of the date of the redemption.

The portion of assets under management that are subject to performance fees was approximately $13.0 billion as of September 30, 2020.

Other Operating Income

Other operating income primarily consists of administrative fees from certain private investment vehicles where we perform a full suite of administrative functions but do not manage or advise and have no discretion over the capital.

Expenses

Employee Compensation and Benefits

Employee compensation and benefits primarily consists of (1) base salary and bonus (2) non-cash partnership interest-based compensation and (3) carried interest compensation. Bonus compensation is determined by our management and is discretionary based on judgment taking into consideration, among other things, our financial results and the employee’s performance. In addition, various individuals, including certain senior professionals have been awarded partnership interests. These partnership interests grant the recipient the right to certain cash distributions from the GCMH Equityholders’ profits to the extent such distributions are authorized, resulting in non-cash profits interest compensation expense. Certain employees and former employees are also entitled to a portion of the carried interest realized from certain GCM Funds, which is payable upon a realization of the carried interest.

General, Administrative and Other

General, administrative and other consists primarily of professional fees, travel and related expenses, communications and information services, occupancy, fund expenses, depreciation and amortization, and other costs associated with our operations. Subsequent to the completion of the business combination, we expect that we will incur additional expenses as a result of costs associated with being a public company.

Net Other Income (Expense)

Investment income (loss)

Investment income (loss) primarily consists of gains and losses arising from our equity method investments.

Interest Expense

Interest expense includes interest paid and accrued on our outstanding debt, along with the amortization of deferred financing costs, incurred from debt issued by us, including the senior secured loan and the credit facility entered into by us.

Other Income (Expense)

Other income (expense) consists primarily of gains and losses on certain derivatives and other non-operating items, including write-off of unamortized debt issuance costs due to prepayments and refinancing of debt and interest income.

Results of Operations

Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019

	Three months ended September 30,
	2020	2019	Change	% Change
	(in thousands)
Revenues
Management fees	$78,269	$82,837	$(4,568)	(6)%
Incentive fees	21,774	33,342	(11,568)	(35)%
Other operating income	1,703	2,383	(680)	(29)%
Total operating revenues	101,746	118,562	(16,816)	(14)%
Expenses
Employee compensation and benefits	75,315	62,311	13,004	21%
General, administrative and other	17,263	20,641	(3,378)	(16)%
Total operating expenses	92,578	82,952	9,626	12%
Operating income	9,168	35,610	(26,442)	(74)%
Investment income	7,902	2,962	4,940	167%
Interest expense	(5,807)	(6,281)	474	(8)%
Other income (expense)	446	(2,680)	3,126	(117)%
Net other income (expense)	2,541	(5,999)	8,540	(142)%
Income before income taxes	11,709	29,611	(17,902)	(60)%
Income taxes	541	527	14	3%
Net income	11,168	29,084	(17,916)	(62)%
Less: Net income attributable to redeemable noncontrolling interest	3,322	-	3,322	0%
Less: Net income attributable to noncontrolling interest	6,520	5,194	1,326	26%
Net income attributable to GCM Grosvenor	$1,326	$23,890	$(22,564)	(94)%

Revenues

	Three months ended September 30,
	2020	2019	Change	% Change
	(in thousands)
Private markets strategies	$38,588	$40,122	(1,534)	(4)%
Absolute return strategies	37,517	41,410	(3,893)	(9)%
Fund expense reimbursement revenue	2,164	1,305	859	66%
Total management fees	78,269	82,837	(4,568)	(6)%
Incentive fees	21,774	33,342	(11,568)	(35)%
Administrative fees	1,479	1,716	(237)	(14)%
Other	224	667	(443)	(66)%
Total other operating income	1,703	2,383	(680)	(29)%
Total operating revenues	$101,746	$118,562	$(16,816)	(14)%

Management fees decreased $4.6 million, or 6%, to $78.3 million, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019, primarily due to a $3.9 million decrease in fees related to absolute return strategies customized separate accounts and a $1.5 million decrease in fees related to absolute return strategies specialized funds as a result of lower average FPAUM during the three months ended September 30, 2020 versus the prior period due to net outflows in part offset by positive performance in such strategies, over the prior twelve months, partially offset by a $0.9 million increase in fund expense reimbursement revenue. Incentive fees consist of carried interest of $20.9 million and $29.4 million and performance fees of $0.9 million and $3.9 million for the three months ended September 30, 2020 and 2019, respectively. Incentive fees decreased $11.6 million, or 35%, to $21.8 million, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019, due to an $8.5 million decrease in carried interest and a $3.0 million decrease in performance fees. The decrease in carried interest is primarily due to lower tax distributions from lower taxable income generated by underlying funds and normal market fluctuation in timing of carried interest realizations and slower investment exits and deal activity due to COVID-19-related market impact. The decrease in performance fees is due to a tax distribution related to one of our credit funds during the three months ended September 30, 2019.

Expenses

	Three months ended September 30,
	2020	2019	Change	% Change
	(in thousands)
Base salary, bonus and other	$40,133	$40,813	$(680)	(2)%
Partnership interest-based compensation	21,605	4,365	17,240	395%
Carried interest	12,442	16,004	(3,562)	(22)%
Other	1,135	1,129	6	1%
Total employee compensation and benefits	$75,315	$62,311	$13,004	21%

Employee compensation and benefits increased $13.0 million, or 21%, to $75.3 million, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. The increase in partnership interest-based compensation is due primarily to amendments to partnership interest-based awards during the fourth quarter of the year ended 2019 and during the three months ended September 30, 2020 that resulted in additional expense recognition, as well as higher distributions. The decrease in carried interest compensation is primarily due to lower tax distributions from lower taxable income generated by underlying funds and lower carried interest realizations, driven by fewer investment exits and lower deal activity in the three months ended September 30, 2020, in part resulting from COVID-19-related market impacts.

General, administrative and other decreased $3.4 million, or 16%, to $17.3 million, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019, primarily due to a $2.8 million decrease in travel, meals and entertainment expenses and a $0.5 million decrease in other costs associated with our operations. The decrease in travel, meals and entertainment expenses resulted from reduced travel during the COVID-19 pandemic. The decreases in other costs associated with our operations primarily resulted from lower software licenses and IT consulting expenses.

Net Other Income (Expense)

Net other income (expense) increased $8.5 million, or 142%, to income of $2.5 million, for the three months ended September 30, 2020 compared expense of $6.0 million for the three months ended September 30, 2019.

Investment income (loss) increased $4.9 million, or 167% to $7.9 million, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019, primarily due to changes in the value of private market investments.

Other income (expense) increased $3.1 million, or 117%, to income of $0.4 million, for the three months ended September 30, 2020 compared expense of $2.7 million for the three months ended September 30, 2019, primarily due to the change in unrealized loss related to interest rate derivatives resulting from changes in market interest rates.

Interest expense decreased $0.5 million, or 8%, to $5.8 million, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019, primarily due to paying down approximately $91.2 million of principal on senior secured loans during March 2020 using proceeds from the Mosaic Transaction.

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

	Nine months ended September 30,
	2020	2019	Change	% Change
		(in thousands)
Revenues
Management fees	$231,106	$243,708	$(12,602)	(5)%
Incentive fees	38,048	65,819	(27,771)	(42)%
Other operating income	5,339	5,571	(232)	(4)%
Total operating revenues	274,493	315,098	(40,605)	(13)%
Expenses
Employee compensation and benefits	186,459	174,484	11,975	7%
General, administrative and other	58,101	64,637	(6,536)	(10)%
Total operating expenses	244,560	239,121	5,439	2%
Operating income	29,933	75,977	(46,044)	(61)%
Investment income	1,700	6,070	(4,370)	(72)%
Interest expense	(17,515)	(19,067)	1,552	(8)%
Other expense	(10,637)	(7,615)	(3,022)	40%
Net other income (expense)	(26,452)	(20,612)	(5,840)	28%
Income before income taxes	3,481	55,365	(51,884)	(94)%
Income taxes	1,710	1,643	67	4%
Net income	1,771	53,722	(51,951)	(97)%
Less: Net income attributable to redeemable noncontrolling interest	5,600	-	5,600	0%
Less: Net income attributable to noncontrolling interest	3,873	12,292	(8,419)	(68)%
Net income (loss) attributable to GCM Grosvenor	$(7,702)	$41,430	$(49,132)	(119)%

Revenues

	Nine months ended September 30,
	2020	2019	Change	% Change
	(in thousands)
Private markets strategies	$111,600	$113,028	(1,428)	(1)%
Absolute return strategies	113,541	127,012	(13,471)	(11)%
Fund expense reimbursement revenue	5,965	3,668	2,297	63%
Total management fees	231,106	243,708	(12,602)	(5)%
Incentive fees	38,048	65,819	(27,771)	(42)%
Administrative fees	4,777	4,871	(94)	(2)%
Other	562	700	(138)	(20)%
Total other operating income	5,339	5,571	(232)	(4)%
Total operating revenues	$274,493	$315,098	$(40,605)	(13)%

Management fees decreased $12.6 million, or 5%, to $231.1 million, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, primarily due to a $13.5 million decrease in fees related to absolute return strategies customized separate accounts and a $1.4 million decrease in fees related to absolute return strategies specialized funds as a result of lower average FPAUM during the nine months ended September 30, 2020 versus the prior period due partly to COVID-19-related market declines late in our first quarter and early in our second quarter, as well as net outflows in such strategies over the prior twelve months, partially offset by a $2.3 million increase in fund expense reimbursement revenue. Incentive fees consist of carried interest of $36.4 million and $61.8 million and performance fees of $1.6 million and $4.0 million for the nine months ended September 30, 2020 and 2019, respectively. Incentive fees decreased $27.8 million, or 42%, to $38.0 million, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, due primarily to a $25.4 million decrease in carried interest and a $2.4 million decrease in performance fees. The decrease in carried interest is primarily due to lower tax distributions from lower taxable income generated by underlying funds and normal market fluctuation in timing of carried interest realizations and slower investment exits and deal activity due to COVID-19-related market impact. The decrease in performance fees is due to a tax distribution related to one of our credit funds during the nine months ended September 30, 2019.

Expenses

	Nine months ended September 30,
	2020	2019	Change	% Change
	(in thousands)
Base salary, bonus and other	$122,774	$125,751	$(2,977)	(2)%
Partnership interest-based compensation	38,381	13,080	25,301	193%
Carried interest	21,944	32,768	(10,824)	(33)%
Other	3,360	2,885	475	16%
Total employee compensation and benefits	$186,459	$174,484	$11,975	7%

Employee compensation and benefits increased $12.0 million, or 7%, to $186.5 million, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The decrease in carried interest compensation is primarily due to lower tax distributions from lower taxable income generated by underlying funds and lower carried interest realizations, driven by fewer investment exits and lower deal activity in the nine months ended September 30, 2020, in part resulting from COVID-19-related market impact. The decrease in base salary, bonus and other is primarily due to a $2.4 decrease in bonus expense and a $1.4 million decrease in severance expense, partially offset by a $1.1 million increase in base salary and relocation expense. The increase in partnership interest-based compensation is due primarily to amendments to partnership interest-based awards during the fourth quarter of the year ended 2019 and the nine months ended September 30, 2020 that resulted in additional expense recognition as well as higher distributions.

General, administrative and other decreased $6.5 million, or 10%, to $58.1 million, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, primarily due to a $6.8 million decrease in travel, meals and entertainment expenses. The decrease in travel, meals and entertainment expenses resulted from reduced travel during the COVID-19 pandemic.

Net Other Income (Expense)

Net other income (expense) decreased $5.8 million, or 28%, to $(26.5) million, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019.

Investment income decreased $4.4 million, or 72% to $1.7 million, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, primarily due to changes in the value of private market investments.

Other expense increased $3.0 million, or 40%, to $10.6 million, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, primarily due to the change in unrealized loss related to interest rate derivatives due to decreases in market interest rates as well as the write-off of unamortized debt issuance costs.

Interest expense decreased $1.6 million, or 8%, to $17.5 million, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, primarily due to paying down approximately $91.2 million of principal on senior secured loans during March 2020 using proceeds from the Mosaic Transaction.

Fee-paying AUM

FPAUM is a metric we use to measure the assets from which we earn management fees. Our FPAUM comprises the assets in our customized separate accounts and specialized funds from which we derive management fees. We classify customized separate account revenue as management fees if the client is charged an asset-based fee, which includes the vast majority of our discretionary AUM accounts. Our FPAUM for private market strategies typically represents committed, invested or scheduled capital during the investment period and invested capital following the expiration or termination of the investment period. Substantially all of our private markets strategies funds earn fees based on commitments or net invested capital, which are not affected by market appreciation or depreciation. Our FPAUM for our absolute return strategy is based on NAV.

Our calculations of FPAUM may differ from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers. Our definition of FPAUM is not based on any definition that is set forth in the agreements governing the customized separate accounts or specialized funds that we manage.

	Three Months Ended			Nine Months Ended
	September 30, 2020			September 30, 2020
	(in millions)			(in millions)
Fee-paying AUM	Private Markets Strategies	Absolute Return Strategies	Total	Private Markets Strategies	Absolute Return Strategies	Total
Balance, beginning of period	$27,083	$22,514	$49,597	$26,477	$23,556	$50,033
Contributions	570	137	707	2,271	1,209	3,480
Withdrawals	-	(957)	(957)	-	(2,803)	(2,803)
Distributions	(450)	(52)	(502)	(1,553)	(109)	(1,662)
Change in Market Value	55	1,198	1,253	(82)	1,049	967
Foreign Exchange and Other	(164)	(44)	(208)	(19)	(106)	(125)
Balance, end of period	$27,094	$22,796	$49,890	$27,094	$22,796	$49,890

Contracted, not yet fee-paying AUM represents limited partner commitments during the initial commitment or investment period where fees are not yet being charged, but are expected to be charged in the future based on invested capital (capital committed to underlying investments) or on a ratable ramp-in of total commitments.

	September 30,	December 31,
	2020	2019
	(in millions)
Contracted, not yet Fee-Paying AUM at period end	$6,639	$5,153
AUM at period end	$58,551	$57,746

Three Months Ended September 30, 2020

FPAUM increased $0.3 billion, or 1%, to $49.9 billion during the three months ended September 30, 2020, due to $0.7 billion and $1.3 billion of contributions and change in market value, respectively, partially offset by $1.0 billion and $0.5 billion in withdrawals and distributions, respectively.

●	Private markets strategies FPAUM remained at $27.1 billion, due to $0.6 billion contributions being offset by $0.5 billion of distributions and $0.2 billion of foreign exchange and other.

●	Absolute return strategies FPAUM increased $0.3 billion, or 1%, to $22.8 billion as of September 30, 2020, primarily due to $1.2 billion of change in market value, offset by $1.0 billion of withdrawals.

Nine Months Ended September 30, 2020

FPAUM decreased $0.1 billion, or (0.3)%, to $49.9 billion during the nine months ended September 30, 2020, due to $2.8 billion and $1.7 billion of withdrawals and distributions, respectively, offset by $3.5 billion and $1.0 billion of contributions and change in market value, respectively.

●	Private markets strategies FPAUM increased $0.6 billion, or 2%, to $27.1 billion as of September 30, 2020, primarily due to $2.3 billion of contributions, partially offset by $1.6 billion of distributions.

●	Absolute return strategies FPAUM decreased $0.8 billion, or (3)%, to $22.8 billion as of September 30, 2020, primarily due to $2.8 billion of withdrawals, partially offset by $1.2 billion and $1.0 billion of contributions and change in market value, respectively.

Contracted, not yet fee-paying AUM increased $1.5 billion, or 29%, to $6.6 billion during the nine months ended September 30, 2020 due to the closing of new commitments during the period net of reductions for Contracted, not yet fee-paying AUM that became fee-paying AUM during the period.

AUM increased $0.8 billion, or 1%, to $58.6 billion during the nine months ended September 30, 2020, primarily driven by changes in FPAUM and Contracted, not yet fee-paying AUM, as well as mark to market changes that did not impact FPAUM.

Non-GAAP Financial Measures

In addition to our results of operations above, we report certain financial measures that are not required by, or presented in accordance with, GAAP. Management uses these non-GAAP measures to assess the performance of our business across reporting periods and believe this information is useful to investors for the same reasons. These non-GAAP measures should not be considered a substitute for the most directly comparable GAAP measures, which are reconciled below. Further, these measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these measurements in isolation or as a substitute for GAAP measures including revenues and net income. We may calculate or present these non-GAAP financial measures differently than other companies who report measures with the same or similar names, and as a result, the non-GAAP measures we report may not be comparable.

Net Incentive Fees Attributable to GCM Grosvenor

Net incentive fees are used to highlight fees earned from incentive fees that are attributable to GCM Grosvenor. Net incentive fees represent incentive fees excluding (a) carried interest attributable to employees and former employees and (b) carried interest attributable to noncontrolling interest holders.

The following tables show reconciliations of incentive fees to net incentive fees attributable to GCM Grosvenor for the three and nine months ended September 30, 2020 and 2019, respectively:

Three and Nine Months Ended September 30, 2020 and 2019

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)		(in thousands)
Net incentive fees attributable to GCM Grosvenor
Incentive fees	$21,774	$33,342	$38,048	$65,819
Less:
Carried interest expense attributable to employees and former employees	(12,155)	(16,185)	(21,175)	(33,242)
Carried interest expense attributable to redeemable noncontrolling interest holder	369	-	(3,300)	-
Carried interest attributable to other noncontrolling interest holders, net	(2,588)	(3,484)	(5,025)	(10,267)
Net incentive fees attributable to GCM Grosvenor	$7,400	$13,673	$8,548	$22,310

Net Fees Attributable to GCM Grosvenor

Net fees attributable to GCM Grosvenor are used to highlight revenues attributable to GCM Grosvenor. Net fees attributable to GCM Grosvenor represent total operating revenues fees excluding (a) reimbursement of expenses paid on behalf of GCM Funds and affiliates, (b) carried interest attributable to employees and former employees and (c) carried interest attributable to noncontrolling interest holders.

The following tables show reconciliations of total operating revenues to net fees attributable to GCM Grosvenor for the three and nine months ended September 30, 2020 and 2019, respectively:

Three and Nine Months Ended September 30, 2020 and 2019

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)		(in thousands)
Net fees attributable to GCM Grosvenor
Total operating revenues	$101,746	$118,562	$274,493	$315,098
Less:
Fund expense reimbursement revenue	(2,164)	(1,305)	(5,965)	(3,668)
Carried interest expense attributable to employees and former employees	(12,155)	(16,185)	(21,175)	(33,242)
Carried interest expense attributable to redeemable noncontrolling interest holder	369	-	(3,300)	-
Carried interest attributable to other noncontrolling interest holders, net	(2,588)	(3,484)	(5,025)	(10,267)
Net fees attributable to GCM Grosvenor	$85,208	$97,588	$239,028	$267,921

Adjusted Pre-Tax Income, Adjusted Net Income and Adjusted EBITDA

Adjusted pre-tax income, Adjusted net income and Adjusted EBITDA are non-GAAP measures used to evaluate our profitability.

Adjusted pre-tax income represents net income attributable to GCM Grosvenor excluding (a) income taxes, (b) change in fair value of derivatives, (c) partnership interest-based and non-cash compensation, (d) unrealized investment income, and (d) certain other items that we believe are not indicative of our core performance, including charges related to corporate transactions and employee severance. We believe adjusted pre-tax income is useful to investors because it provides additional insight into the operating profitability of our business.

Adjusted net income represents adjusted pre-tax income minus income taxes.

Adjusted EBITDA represents adjusted net income excluding (a) income taxes, (b) depreciation expense and (c) interest expense on our outstanding debt. We believe Adjusted EBITDA is useful to investors because it enables them to better evaluate the performance of our core business across reporting periods.

The following tables show reconciliations of net income attributable to GCM Grosvenor and adjusted pre-tax income and adjusted net income, respectively:

Three and Nine Months Ended September 30, 2020 and 2019

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)		(in thousands)
Adjusted pre-tax income & Adjusted net income
Net income (loss) attributable to GCM Grosvenor	$1,326	$23,890	$(7,702)	$41,430
Plus:
Income taxes	541	527	1,710	1,643
Change in fair value of derivatives	(378)	2,805	9,673	8,225
Amortization expense	1,876	1,953	5,628	5,860
Severance expense	760	979	3,048	4,421
Transaction expenses	229	-	3,729	-
Transition expenses	45	-	45	-
Loss on extinguishment of debt	-	-	1,514	-
Other	366	283	370	373
Partnership interest-based compensation	21,605	4,365	38,381	13,080
Other non-cash compensation	1,135	1,129	3,360	2,885
Less:
Investment income, net of noncontrolling interest	(506)	(1,254)	(649)	(4,102)
Net compensation expense associated with deferred revenue carry	287	(181)	769	(474)
Adjusted pre-tax income	27,286	34,496	59,876	73,341
Less:
Income taxes	(541)	(527)	(1,710)	(1,643)
Tax effect of non-GAAP adjustments (a)	(122)	(28)	(314)	(126)
Adjusted net income	$26,623	$33,941	$57,852	$71,572

Adjusted EBITDA
Adjusted net income	$26,623	$33,941	$57,852	$71,572
Plus:
Income taxes	541	527	1,710	1,643
Tax effect of non-GAAP adjustments (a)	122	28	314	126
Depreciation expense	540	616	1,772	1,874
Interest expense	5,807	6,281	17,515	19,067
Adjusted EBITDA	$33,633	$41,393	$79,163	$94,282

(a)	Represents the effect of adjustments of the New York City Unincorporated Business Tax at a rate of 4% after giving effect to apportionment at the applicable entities.

Adjusted Fee-Related Earnings

Adjusted fee-related earnings (“FRE”) is used to highlight earnings from recurring management fees and administrative fees. Adjusted FRE represents adjusted EBITDA further adjusted to exclude (a) incentive fees and related compensation and (b) other non-operating income, and to include depreciation expense. We believe adjusted FRE is useful to investors because it provides additional insights into the management fee driven operating profitability of our business.

Three and Nine Months Ended September 30, 2020 and 2019

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)		(in thousands)
Adjusted EBITDA	$33,633	$41,393	$79,163	$94,282
Less:
Incentive fees	(21,774)	(33,342)	(38,048)	(65,819)
Depreciation expense	(540)	(616)	(1,772)	(1,874)
Other non-operating income	(69)	(125)	(550)	(610)
Plus:
Carried interest expense attributable to employees and former employees	12,155	16,185	21,175	33,242
Carried interest expense attributable to redeemable noncontrolling interest holder	(369)	-	3,300	-
Carried interest attributable to other noncontrolling interest holders, net	2,588	3,484	5,025	10,267
Adjusted FRE	$25,624	$26,979	$68,293	$69,488

Investment Performance

The following tables present information relating to the performance of all the investments made by GCM Grosvenor (except as mentioned otherwise in more detail below) across both the private markets and absolute return strategies. The data for these investments is presented from the date indicated through September 30, 2020 and have not been adjusted to reflect acquisitions or disposals of investments subsequent to that date.

When considering the data presented below, you should note that the historical results of our discretionary investments are not indicative of the future results you should expect from such investments, from any future investment funds we may raise or, after the consummation of the business combination from any investment in our Class A common stock, in part because:

●	market conditions and investment opportunities during previous periods may have been significantly more favorable for generating positive performance than those we may experience in the future;

●	the performance of our investment programs is generally calculated on the basis of net asset value of the funds’ investments, including unrealized gains, which may never be realized;

●	our historical returns derive largely from the performance of our earlier investment programs, whereas future returns will depend increasingly on the performance of our newer investment programs or investment programs not yet formed;

●	our newly established investment programs may generate lower returns during the period that they take to deploy their capital;

●	in recent years, there has been increased competition for investment opportunities resulting from the increased amount of capital invested in alternative investment strategies and high liquidity in debt markets, and the increased competition for investments may reduce our returns in the future; and

●	the performance of particular investment programs also will be affected by risks of the industries and businesses in which they invest.

For purposes of the following tables:

●	“Commitments” are the sum of total commitments and investments made by our portfolios to underlying investments of a particular strategy;

●	“Contributions” are the sum of total amount of capital invested by our portfolios in underlying investments of a particular strategy, plus capitalized expenses paid in respect of such investments;

●	“Current Value” and “Net Asset Value” of a strategy represent the latest aggregate fair value of the underlying investments in such strategy made by our portfolios, which is typically reported by the underlying investment managers of such investments. No assurance can be given as to the value that may ultimately be realized by any investment;

●	“Distributions” are the sum of recallable and non-recallable returns of capital, interest, gains and dividend proceeds to our portfolios received from underlying investments. Distributions may include in-kind distributions at the value reported by the managers, if applicable;

●	“Investment Net IRR” represents the net internal rate of return of our portfolios’ investments in the relevant strategy and reflects the total combined IRR for underlying investments that have been invested in by our portfolios in the relevant strategy. It is calculated using all the outflows to and inflows from the underlying investments, including cash flows for expenses and fees paid by our portfolios to those underlying investments. Performance information for underlying investments with less than 365 days of cash flows has not been annualized. Performance information for underlying investments and underlying investment sub-totals with more than 365 days of cash flows has been calculated using an annualized IRR. Investment Net IRR is not reduced for our management fees, allocable expenses and carried interest, but does reflect such reductions, if any, at the underlying investment level;

●	“Investment Net TVPI” represents the total value paid-in multiple of our portfolios’ investments in the relevant strategy, and is calculated as adjusted value (i.e., Distributions + Net Asset Value) over total Contributions (i.e., investments, expenses, management fees, organization costs). Investment Net TVPI is not reduced for our management fees, allocable expenses and carried interest, but does reflect such reductions, if any, at the underlying investment level;

●	“PMEs” are the S&P 500, the MSCI World Infrastructure, and the FTSE Nareit All REITS indices we present for comparison calculated on a Public Market Equivalent basis. We believe these indices are commonly used by private markets investors to evaluate performance. We use the Long Nickels PME calculation methodology, which allows private markets investment performance to be evaluated against a public index and assumes that capital is being invested in, or withdrawn from, the index on the days the capital was called and distributed from the underlying private market investments. The S&P 500 Index is a total return capitalization-weighted index that measures the performance of 500 U.S. large cap stocks. The MSCI World Index is a free float-adjusted market capitalization-weighted index of over 1,600 world stocks that is designed to measure the equity market performance of developed markets. The FTSE Nareit All REITs Index contains all publicly traded US real estate investment trusts (REITs);

●	The “Composite” represents discretionary, globally diversified, multi-strategy, multi-manager investment portfolios (“Composite Funds”) whose capital is allocated to underlying investment managers that utilize a broad range of alternative investment strategies, including credit, relative value, multi-strategy, event driven, equities, macro, commodities and portfolio hedges. All Composite Funds included in the Composite are denominated in U.S. dollars. In general, the Composite Funds seek to achieve superior long-term, risk-adjusted rates of return with low volatility and low levels of correlation to the broad equity and fixed income markets.

Historical Performance of Private Market Strategies

Realized and Partially Realized Investments

As of September 30, 2020

($ in millions, unless otherwise mentioned)

Strategy	Commitments	Contributions	Distributions	Current Value (as of 9/30/20)	Investment Net TVPI		Investment Net IRR	PME IRR6	PME Index
Private Equity
Primary Fund Investments[1]	$10,522.8	$11,547.8	$18,097.7	$2,113.4	1.75	x	13.7%	9.8%	S&P 500
Secondaries Investments[2]	$314.0	$184.1	$225.2	$62.6	1.56	x	20.0%	9.5%	S&P 500
Co-Investments/Direct Investments[3]	$2,252.6	$2,166.7	$3,732.3	$356.2	1.89	x	22.7%	16.0%	S&P 500

Infrastructure[4]	$1,916.0	$1,770.3	$2,320.8	$327.9	1.50	x	10.5%	6.6%	MSCI World Infrastructure

Real Estate[5]	$261.9	$290.9	$472.1	$13.1	1.67	x	21.8%	12.0%	FNERTR Index

ESG and Impact Strategies
Diverse Managers[6]	$1,116.0	$1,221.0	$1,917.7	$312.3	1.83	x	24.1%	14.5%	S&P 500
Labor Impact Investments	$-	$-	$-	$-	N/A		N/A	N/A	MSCI World Infrastructure

Note: Returns for each strategy are presented from the date the firm established a dedicated team focused on such strategy through September 30, 2020. Investment net returns are net of investment-related fees and expenses, including fees paid to underlying managers, but do not reflect management fees, incentive compensation, or carried interest to us or any expenses of any account or vehicle we manage. Data does not include investments that were transferred at the request of investors prior to liquidation and are no longer managed by us.

Past performance is not necessarily indicative of future results.

Realized, Partially Realized and Unrealized Investments
As of September 30, 2020

($ in millions, unless otherwise mentioned)

Strategy	Commitments	Contributions	Distributions	Current Value (as of 9/30/20)	Investment Net TVPI		Investment Net IRR	PME IRR7	PME Index
Private Equity
Primary Fund Investments[1]	$20,058.7	$18,215.7	$21,074.5	$7,042.6	1.54	x	11.9%	10.2%	S&P 500
Secondary Investments[2]	$1,130.7	$800.8	$365.3	$594.4	1.20	x	11.0%	9.3%	S&P 500
Co-Investments/Direct Investments [3]	$5,003.6	$4,747.3	$3,889.5	$3,021.9	1.46	x	16.9%	13.6%	S&P 500

Infrastructure[4]	$5,642.9	$5,026.3	$3,109.3	$3,370.4	1.29	x	8.4%	5.3%	MSCI World Infrastructure

Real Estate[5]	$1,687.8	$1,339.9	$803.3	$815.3	1.21	x	11.4%	5.7%	FNERTR Index

Multi-Asset Class Programs	$1,207.6	$1,189.2	$377.4	$1,013.9	1.17	x	15.7%	N/A	N/A

ESG and Impact Strategies
Diverse Managers[6]	$5,683.5	$4,382.5	$2,691.5	$3,493.7	1.41	x	16.5%	12.2%	S&P 500
Labor Impact Investments	$244.2	$155.7	$-	$155.7	1.00	x	0.0%	0.0%	MSCI World Infrastructure

Note: Returns for each strategy are presented from the date the firm established a dedicated team focused on such strategy through September 30, 2020. Investment net returns are net of investment-related fees and expenses, including fees paid to underlying managers, but do not reflect management fees, incentive compensation, or carried interest to us or any expenses of any account or vehicle we manage. Data does not include investments that were transferred at the request of investors prior to liquidation and are no longer managed by us.

Past performance is not necessarily indicative of future results.

(1)	Excludes certain private markets credit fund investments outside of private equity programs.
(2)	Reflects secondaries investments since 2014. In September 2014, we established a dedicated private equity secondaries vertical.
(3)	Reflects co-investments/direct investments since 2009. In December 2008, we established a dedicated Private Equity Co-Investment Sub-Committee and adopted a more targeted, active co-investment strategy.
(4)	Infrastructure investments exclude labor impact investments.
(5)	Reflects real estate investments since 2010. In 2010, we established a dedicated Real Estate team and adopted a more targeted, active real estate strategy.
(6)	Since 2007.

Historical Performance of Absolute Return Strategies

	Assets Under Management as of September 30, 2020 ($Bn)	Year to Date Returns Ending September 30, 2020		Annualized Returns Since Inception Through September 30, 2020
		Gross	Net	Gross	Net
Absolute Return Strategies (Overall)	$23.6	5.43%	4.90%	7.03%	5.92%
GCMLP Diversified Multi-Strategy Composite	10.9	6.83%	6.29%	8.01%	6.63%

1.	Absolute Return Strategies (Overall) is since 1996. GCMLP Diversified Multi-Strategy Composite is since 1993.

Liquidity and Capital Resources

We have historically financed our operations and working capital through net cash from operating activities and borrowings under our Term Loans and Revolving Credit Facility (each as defined below). As of September 30, 2020, we had $158.2 million of cash and cash equivalents and available borrowing capacity of $8.0 million under our Revolving Credit Facility. Our primary cash needs are to fund working capital requirements, invest in growing our business, make investments in GCM Funds, make scheduled principal payments and interest payments on our outstanding indebtedness and pay tax distributions to members. Additionally, as a result of the business combination, we will need cash to make payments under the Tax Receivable Agreement. We expect that our cash flow from operations, current cash and cash equivalents, proceeds from the business combination and Private Placement and available borrowing capacity under our Revolving Credit Facility will be sufficient to fund our operations and planned capital expenditures and to service our debt obligations for the next twelve months.

Cash Flows

Nine Months Ended September 30, 2020 and 2019

	Nine Months Ended September 30,
	2020	2019
	(in thousands)
Net cash provided by operating activities	$43,131	$34,832
Net cash provided by (used in) investing activities	(2,701)	7,739
Net cash provided (used in) financing activities	37,768	(55,936)
Effect of exchange rate changes on cash	122	(141)
Net increase (decrease) in cash and cash equivalents	$78,320	$(13,506)

Net Cash Provided by Operating Activities

Net cash provided by operating activities was primarily driven by our net income in the respective periods after adjusting for significant non-cash activities, including depreciation and amortization expense, non-cash partnership interest-based compensation, the change in fair value of derivatives and the change in equity value of our investments; in addition to proceeds received from return on investments and the payment of bonus compensation.

Net cash provided by operating activities was $43.1 million and $34.8 million for the nine months ended September 30, 2020 and 2019, respectively. These operating cash flows were primarily driven by:

●	net income of $1.8 million and $53.7 million for the nine months ended September 30, 2020 and 2019, respectively, adjusted for $60.2 million and $27.4 million of non-cash activities, respectively, as well as changes in working capital; and

●	proceeds received from investments of $3.5 million and $8.6 million for the nine months ended September 30, 2020 and 2019, respectively.

Net Cash Provided by (Used in) Investing Activities

Net cash provided by (used in) investment activities was $(2.7) million and $7.7 million for the nine months ended September 30, 2020 and 2019, respectively. These investing cash flows are primarily driven by:

●	purchases of premises and equipment of $(1.2) million and $(3.4) million during the nine months ended September 30, 2020 and 2019, respectively,

●	contributions/subscriptions to investments of $(16.2) million and $(14.8) million during the nine months ended September 30, 2020 and 2019, respectively; and

●	distributions from investments of $14.7 million and $25.9 million during the nine months ended September 30, 2020 and 2019, respectively.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by (used in) financing activities was $37.8 million and $(55.9) million for the nine months ended September 30, 2020 and 2019, respectively. These financing cash flows were primarily driven by:

●	capital contributions received from noncontrolling interests of $176.9 million and $3.5 million for the nine months ended September 30, 2020 and 2019, respectively;

●	capital distributions paid to partners of $(42.6) million and $(44.6) million for the nine months ended September 30, 2020 and 2019, respectively;

●	capital distributions paid to noncontrolling interest holders of $(22.4) million and $(32.6) million for the nine months ended September 30, 2020 and 2019, respectively;

●	proceeds from our revolving line of credit of $20.0 million and $25.0 million during the nine months ended September 30, 2020 and 2019, respectively;

●	principal payments on revolving line of credit of $(3.0) million during the nine months ended September 30, 2020; and;

●	principal payments on senior notes of $(91.2) million and $(7.3) million during the nine months ended September 30, 2020 and 2019, respectively.

Indebtedness

On January 2, 2014, GCMH entered into a credit agreement (as amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), by and among GCMH, as the borrower, Holdings, Holdings II, GCMH GP and GCM LLC, each, as a pledgor, the lenders party thereto, Goldman Sachs Bank USA, as administrative agent, collateral agent and swing line lender, BMO Harris Bank N.A., as a letter of credit issuer, and Bank of Montreal, Chicago Branch, as a letter of credit issuer. The Credit Agreement provides GCMH with a senior secured term loan facility (the “Term Loan Facility”) and for commitments for a $50.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”). Under the Revolving Credit Facility, $15.0 million is available for letters of credit and $10.0 million is available for swingline loans. The Credit Agreement provides the right for GCMH to incur additional commitments under either the Term Loan Facility or the Revolving Credit Facility, subject to an aggregate increase of $150.0 million, plus any amounts previously voluntarily prepaid, plus additional amounts if certain leverage ratios are achieved. As of September 30, 2020, GCMH had borrowings of $340.3 million outstanding under the Term Loan Facility and $42.0 million outstanding under the Revolving Credit Facility. The maturity date of all of the outstanding borrowings under the Term Loan Facility (the “Term Loans”) is March 29, 2025, and the maturity date for the full amount of the Revolving Credit Facility is March 29, 2023.

Dividend Policy

Following the completion of the business combination, GCM PubCo is a holding company with no material assets other than its indirect ownership of equity interests in GCMH and certain deferred tax assets. As such, GCM PubCo does not have any independent means of generating revenue. However, management of GCM Grosvenor expects to cause GCMH to make distributions to its members, including GCM PubCo, in an amount at least sufficient to allow GCM PubCo to pay all applicable taxes, to make payments under the Tax Receivable Agreement, and to pay GCM PubCo’s corporate and other overhead expenses.

Additionally, management of GCM Grosvenor expects to recommend to the board of directors of GCM PubCo that it approve an annual cash dividend of $0.24 per share on shares of GCM Class A common stock. The official declaration, record and payment date for the first $0.06 per share quarterly dividend is planned to be announced in connection with GCM Grosvenor's earnings release in February 2021. However, the payment of cash dividends on shares of GCM Class A common stock in the future, in this amount or otherwise, will be within the discretion of GCM PubCo’s board of directors at such time, and will depend on numerous factors, including:

●	general economic and business conditions;

●	GCM PubCo’s strategic plans and prospects;

●	GCM PubCo’s business and investment opportunities;

●	GCM PubCo’s financial condition and operating results, including its cash position, its net income and its realizations on investments made by its investment funds;

●	working capital requirements and anticipated cash needs;

●	contractual restrictions and obligations, including payment obligations pursuant to the tax receivable agreement and restrictions pursuant to any credit facility; and

●	legal, tax and regulatory restrictions.

Tax Receivable Agreement

We expect that exchanges of Grosvenor common units by limited partners of GCMH will result in increases in the tax basis in our share of the assets of GCMH LLLP and its subsidiaries that otherwise would not have been available. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that we would otherwise be required to pay in the future. The Tax Receivable Agreement requires GCM PubCo to pay 85% of the amount of these and certain other tax benefits, if any, that we realize (or are deemed to realize in certain circumstances) to the TRA Parties.

Off-Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our combined financial statements.

Contractual Obligations, Commitments and Contingencies

There have been no material changes outside of the ordinary course of business in our contractual obligations, commitments and contingencies since December 31, 2019 other than during the nine months ended September 30, 2020, we increased borrowings on our Revolving Credit Facility by $17.0 million and made principal payments on Term Loans of $91.2 million.

As a result of the business combination, we are obligated to make payments under the Tax Receivable Agreement. The actual timing and amount of any payments that may be made under the Tax Receivable Agreement are unknown at this time and will vary based on a number of factors. However, we expect that the payments that we will be required to make to the TRA Parties in connection with the Tax Receivable Agreement will be substantial. Any payments made by us to the TRA Parties under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to us or to GCMH. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will accrue interest until paid. Our failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 60 calendar days of the date on which the payment is required to be made will generally constitute a material breach of a material obligation under the Tax Receivable Agreement, which may result in the termination of the Tax Receivable Agreement and the acceleration of payments thereunder, unless the applicable payment is not made because (i) we are prohibited from making such payment under applicable law or the terms governing certain of our secured indebtedness or (ii) we do not have, and cannot by using commercially reasonable efforts obtain, sufficient funds to make such payment.

Mosaic Transaction

Overview of Mosaic Transaction

In March 2020, GCMH and its affiliates transferred certain indirect partnership interests related to historical investment funds managed by GCMH and its affiliates to Mosaic Acquisitions 2020, L.P. (“Mosaic”) in a transaction we refer to as the “Mosaic Transaction.” The limited partners of Mosaic are a third-party investor (the “third-party investor”), which funded nearly all of the Mosaic Transaction, Holdings and GCMH. GCMH also acts as the general partner of Mosaic. Prior to the closing of the Transactions, Holdings’ interests and liabilities related to Mosaic were transferred to GCMH, and the terms described below give effect to such transfer. Mosaic holds limited partnership interests representing the following financial assets:

●	a right to 80-90% of our share of the carried interest generated by funds raised prior to December 31, 2019 (the “Mosaic Carry”); and

●	certain funded general partner interests, which at the time of the Mosaic Transaction had a book value of $58.0 million, and to-be-funded general partner interests, as detailed below.

In exchange for such interests, we received $125.4 million in cash, which we used primarily to pay down outstanding debt, and Mosaic received $48.0 million of incremental cash from the third-party investor to prefund future fund investment obligations of Mosaic, which were previously our obligations.

Distribution of Proceeds

Distributable proceeds received by Mosaic for certain of its assets are distributed to its limited partners in accordance with their respective capital contributions with respect to such assets until such time as the third-party investor has received a certain specified multiple of its capital contributions, and thereafter to GCMH. Distributable proceeds received by Mosaic for its other assets are distributed to its limited partners in accordance with their respective capital contributions with respect to such assets. In the event that the third-party investor has received amounts attributable to the Mosaic Carry in excess of certain specified thresholds prior to certain specified dates, and certain net asset value thresholds are exceeded, then the percentage of the Mosaic Carry allocated to the third-party investor will be adjusted downward.

Based on cash flow up to the relevant date, GCMHGP LLC and/or its subsidiaries may be obligated to make payments to Mosaic that could total up to a maximum of $19.9 million, which is broken down as a maximum of $4.9 million on December 31, 2020, $7.5 million on December 31, 2021 and $7.5 million in December 31, 2022 (the “Potential GCM Payments”). Such amounts can be reduced (not below zero) by exceeding certain cumulative distribution thresholds at each relevant date. Any such amounts paid to Mosaic will also reduce, on a dollar-for-dollar basis, the purchase price payable upon exercise of the Mosaic Call Right or the Mosaic Put Right (as defined below), as well as the amount of distributable proceeds required to be received by the third-party investor before distributable proceeds are distributed to GCMH.

Call Option

GCMH LLLP has the option to purchase the interest in Mosaic held by the third-party investor (or the underlying assets) at any time, at a purchase price equal to the greater of (x) 130% of amounts contributed to Mosaic by the third-party investor and (y) a 12% pre-tax internal rate of return on amounts contributed to Mosaic by the third-party investor (the “Mosaic Call Right”). The exercise of the Mosaic Call Right would result in the interest held by the third-party investor no longer being accounted for as a noncontrolling interest. GCMH is obligated to pay a premium of $2.6 million by December 31, 2020 in exchange for being granted the Mosaic Call Right.

We believe the following are important metrics relating to Mosaic which highlight the assets in the entity that are subject to the Mosaic Call Right:

(dollars in millions)
Net Purchase Price to Exercise Mosaic Call Right (as of September 30, 2020):(1)	$178.7
Mosaic LTM Carried Interest (as of September 30, 2020):(2)	$3.4
Net Asset Value of Capital to be Acquired upon Exercise of Mosaic Call Right (as of September 30, 2020):	$67.5
Liquidation Value of Carried Interest to be Acquired upon Exercise of Mosaic Call Right (as of September 30, 2020):	$93.4
Mosaic Carry Dollars at Work(3) (as of September 30, 2020):	$422.7

(1)	Based on a threshold equal to 130% of amounts contributed to Mosaic by the third-party investor, net of $39.2 million of Mosaic cash. As of September 30, 2020, the purchase price to exercise the Mosaic Call Right based on a 12% pre-tax internal rate of return on amounts contributed to Mosaic by the third-party investor would have been $138.2 million, net of Mosaic cash. Upon any exercise of the Mosaic Call Right or the Mosaic Put Right (as defined below), the actual purchase price will be equal to the greater of the two alternatives.
(2)	The amount shown represents the redeemable noncontrolling interest reflected in our financial statements for the twelve-month period ended September 30, 2020. Had the transaction occurred on September 30, 2019 and included all tax carry attributable to the Mosaic interests from such time forward, the redeemable noncontrolling interest amount reflected in our financial statements for the twelve-month period ended September 30, 2020 would have been $9.5 million. Without such tax carry, the redeemable noncontrolling interest amount reflected in our financial statements for the twelve-month period ended September 30, 2020 would have been $3.7 million.

(3)	We define “Mosaic Carry Dollars at Work” as aggregate limited partner commitments to the relevant GCM Grosvenor fund in which Mosaic has an interest, multiplied by the percentage of carried interest provided for in the governing documents of the relevant fund, multiplied by Mosaic’s share.

Defaults and Put Right Under the Mosaic Agreements

In the event of a default by us of obligations to make the Potential GCM Payments the purchase price upon exercise of the Mosaic Call Right or Mosaic Put Right would be increased to the greater of (x) 140% of amounts contributed to Mosaic by the third-party investor and (y) a 15% pre-tax internal right of return on amounts contributed to Mosaic by the third-party investor.

In the event of certain uncured actions by us or involving the relevant funds that could impair the value of the third-party investor’s investment, or upon uncured breaches of certain representations by us, the third-party investor will have the right to cause us to either (a) reacquire the third-party investor’s full interest in Mosaic or (b) the underlying assets of Mosaic at the Mosaic Call Right purchase price (the “Mosaic Put Right”). In such an event, GCMH will have sole discretion in choosing whether we reacquire the interest in Mosaic (or the underlying assets). Should we choose not to reacquire the third-party investor’s full interest or assets, the purchase price under the Mosaic Call Right will increase.

Critical Accounting Policies

We prepare our combined financial statements in accordance with GAAP. In applying many of these accounting principles, we need to make assumptions, estimates or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our combined financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates or judgments.

Principles of Consolidation

We consolidate all entities that we control as the primary beneficiary of variable interest entities (“VIEs”).

We first determine whether we have a variable interest in an entity. Fees paid to a decision maker or service provider are not deemed variable interests in an entity if (i) the fees are compensation for services provided and are commensurate with the level of effort required to provide those services; (ii) the service arrangement includes only terms, conditions, or amounts that are customarily present in arrangements for similar services negotiated at arm’s length; and (iii) the decision maker does not hold other interests in the entity that individually, or in the aggregate, would absorb more than an insignificant amount of the entity’s expected losses or receive more than an insignificant amount of the entity’s expected residual returns. We have evaluated our arrangements and determined that management fees, performance fees and carried interest are customary and commensurate with the services being performed and are not variable interests. For those entities in which we have a variable interest, we perform an analysis to first determine whether the entity is a VIE.

The assessment of whether the entity is a VIE requires an evaluation of qualitative factors and, where applicable, quantitative factors. These judgments include: (a) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the economic performance of the entity, and (c) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity. The granting of substantive kick-out rights is a key consideration in determining whether a limited partnership or similar entity is a VIE.

For entities that are determined to be VIEs, we consolidate those entities where we have concluded we are the primary beneficiary. We are determined to be the primary beneficiary if we hold a controlling financial interest which is defined as possessing (a) the power to direct the activities that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. In evaluating whether we are the primary beneficiary, we evaluate our economic interests in the entity held either directly or indirectly by us.

We determine whether we are the primary beneficiary of a VIE at the time we become involved with a VIE and reconsiders that conclusion continuously. At each reporting date, we assess whether we are the primary beneficiary and will consolidate or deconsolidate accordingly.

Entities that do not qualify as VIEs are assessed for consolidation as voting interest entities. Under the voting interest entity model, we consolidate those entities we control through a majority voting interest.

Partnership Interest-Based Compensation

Various individuals, including our current and former employees have been awarded partnership interests in Holdings, Holdings II and Management LLC. These partnership interests grant the recipients the right to certain cash distributions of profits from Holdings, Holdings II and Management LLC to the extent such distributions are authorized.

A partnership interest award is accounted for based on its substance. A partnership interest award that is in substance a profit-sharing arrangement or performance bonus would generally not be within the scope of the stock-based compensation guidance and would be accounted for under the guidance for deferred compensation plans, similar to a cash bonus. However, if the arrangement has characteristics more akin to the risks and rewards of equity ownership, the arrangement would be accounted for under stock-based compensation guidance.

We analyze awards granted to recipients at the time they are granted or modified. Awards that are in substance a profit-sharing arrangement in which rights to distributions of profits are based fully on the discretion of the managing member of Holdings, Holdings II and Management LLC, are recorded as partnership interest-based compensation expense in the consolidated statements of income and comprehensive income when Holdings, Holdings II and Management LLC makes distributions to the recipients. Profit-sharing arrangements that contain a stated target payment are recognized as partnership interest-based compensation expense equal to the present value of expected future payments on a straight-line basis over the service period.

Revenue Recognition of Incentive Fees

Incentive fees are based on the results of our funds, in the form of performance fees and carried interest income, which together comprise Incentive fees.

Carried Interest

Carried interest is a performance-based capital allocation from a fund’s limited partners in certain GCM Funds invested in longer-term public market investments and private market investments. Carried interest is typically calculated as a percentage of the profits calculated in accordance with the terms of fund agreements at rates that range between 2.5%-20% after returning invested capital, certain fees and a preferred return to the fund’s limited partners. Carried interest is ultimately realized when underlying investments distribute proceeds or are sold and therefore carried interest is highly susceptible to market factors, judgments, and actions of third parties that are outside of our control. Accordingly, carried interest is considered variable consideration and is therefore constrained and not recognized as revenue until (a) it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur, or (b) the uncertainty associated with the variable consideration is subsequently resolved.

Agreements generally include a clawback provision that, if triggered, would require the us to return up to the cumulative amount of carried interest distributed, typically net of tax, upon liquidation of those funds, if the aggregate amount paid as carried interest exceeds the amount actually due based upon the aggregate performance of each fund. We have defined the portion to be deferred as the amount of carried interest, typically net of tax, that we would be required to return if all remaining investments had no value as of the end of each reporting period.

Prior to the adoption of ASC 606, we did not recognize realized carry received as carried interest revenue until the earlier of the termination of the related fund or the point at which clawback of any historic carried interest distributions could no longer occur.

Performance Fees

We may receive performance fees or incentive compensation from certain GCM Funds investing in public market investments. Performance fees are typically a fixed percentage of investment gains, subject to loss carryforward provisions that require the recapture of any previous losses before any Performance Fees can be earned in the current period. Performance Fees may or may not be subject to a hurdle or a preferred return, which requires that clients earn a specified minimum return before a Performance Fee can be assessed. With the exception of certain GCM Funds, these performance fees are determined based upon investment performance at the end of a specified measurement period, generally the end of the calendar year. Certain limited GCM Funds have performance measurement periods extending beyond one year.

Investment returns are highly susceptible to market factors, judgments, and actions of third parties that are outside of our control. Accordingly, performance fees are considered variable consideration and are therefore constrained and not recognized until it is probable that a significant reversal will not occur. In the event a client redeems from one of the GCM Funds prior to the end of a measurement period, any accrued performance fee is ordinarily due and payable by such redeeming client as of the date of the redemption.

Recent Accounting Pronouncements

Information regarding recent accounting developments and their impact on our results can be found in Note 2, “Summary of Significant Accounting Policies” in the notes to the combined financial statements included in this filing.

Qualitative and Quantitative Disclosures about Market Risk

In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including price risk, interest-rate risk, access to and cost of financing risk, liquidity risk, counterparty risk and foreign exchange-rate risk. Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our investment approach, investment strategies, fundraising practices or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit or financial market dislocations.

Our predominant exposure to market risk is related to our role as general partner or investment manager for our funds and the sensitivity to movements in the fair value of their investments, which may adversely affect our investment income, management fees, and incentive income, as applicable.

Fair value of the financial assets and liabilities of our funds may fluctuate in response to changes in the value of securities, foreign currency exchange rates, commodity prices and interest rates. The impact of investment risk is as follows:

●	Investment income changes along with the realized and unrealized gains of the underlying investments in our specialized funds and certain customized separate accounts in which we have a general partner commitment. Our general partner investments include unique underlying portfolio investments with no significant concentration in any industry or country outside of the United States.

●	Our management fees attributable from our absolute return strategies are typically based on the NAV of those funds, and therefore the amount of fees that we may charge will increase or decrease in direct proportion to the effect of changes in the fair value of the fund’s investments. Our specialized funds and customized separate accounts attributable to our private markets strategies are not significantly affected by changes in fair value as the management fees are not generally based on the value of the specialized funds or customized separate accounts, but rather on the amount of capital committed or invested in the specialized funds or customized separate accounts, as applicable.

●	Incentive fees from our specialized funds and customized separate accounts are not materially affected by changes in the fair value of unrealized investments because they are based on realized gains and subject to achievement of performance criteria rather than on the fair value of the specialized fund’s or customized separate account’s assets prior to realization. We had $10.2 million of deferred incentive fee revenue on our balance sheet as of September 30, 2020. Minor decreases in underlying fair value would not affect the amount of deferred incentive fee revenue subject to clawback.

Exchange Rate Risk

Several of our specialized funds and customized separate accounts hold investments denominated in non U.S. dollar currencies that may be affected by movements in the rate of exchange between the U.S. dollar and foreign currency, which could impact investment performance. We do not possess significant assets in foreign countries in which we operate or engage in material transactions in currencies other than the U.S. dollar. Therefore, changes in exchange rates are not expected to materially impact our financial statements.

Interest Rate Risk

As of September 30, 2020, we had $42.0 million of borrowings outstanding under our Revolving Credit Facility and $340.3 million of Term Loans outstanding. The Revolving Credit Facility accrues interest based on a spread over LIBOR and the Term Loans accrued interest at 2.75% over the LIBOR, subject to a 1.0% LIBOR floor. At September 30, 2020, the weighted average interest rate for our Revolving Credit Facility and Term Loans was 2.93% and 3.75%, respectively.

Based on the floating rate component of our Revolving Credit Facility and Term Loans and excluding any impact of interest rate hedges as of September 30, 2020, we estimate that a 100 basis point increase in interest rates would result in increased interest expense of $3.8 million over the next 12 months.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

There have been no material changes in our market risk exposures since September 30, 2020.